Subject to Completion
Preliminary Prospectus Supplement dated December 18, 2002

PROSPECTUS SUPPLEMENT (To prospectus dated September 25, 2002)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-97937
1,000,000 Units
Merrill Lynch & Co., Inc.
  7% Callable STock Return Income DEbt SecuritiesSM
due January     , 2005
“Callable STRIDESSM”
Payable at maturity with General Electric Company common stock
$25 principal amount and original issue price per unit

The Callable STRIDES:
•  We will pay interest on the principal amount of the Callable
    STRIDES quarterly, at the rate of 7% per year, beginning
    April     , 2003.

•  The share multiplier for the Callable STRIDES will initially be set on the date the Callable STRIDES are priced for initial sale to the public based upon the closing market price of one share of
   General Electric Company common stock. The share multiplier will be set so that the product of the share multiplier and the closing market price of one share of General Electric Company common stock equals $25, the principal amount of one unit of the Callable STRIDES. The share multiplier will be subject to adjustment for certain corporate events relating to the General
   Electric Company as described in this prospectus supplement.

•  Callable at the option of Merrill Lynch & Co., Inc. beginning
    January     , 2004.

•  If the closing market price of General Electric Company
   common stock falls below a specified level, the Callable
   STRIDES will be redeemed prior to their stated maturity date.
   If redeemed, we will deliver for each Callable STRIDES a
   number of shares of General Electric Company common stock
   equal to the then current share multiplier, plus the redemption amount described in this prospectus supplement.

•  Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•  Linked to the price of General Electric Company common
   stock (trading symbol “GE”). General Electric Company has
   no obligations relating to, and does not sponsor or endorse, the
   Callable STRIDES.

•  We have applied to have the Callable STRIDES quoted
   on the Nasdaq National Market under the trading symbol
   “CSGE”.

•  Expected settlement date: January     , 2003.

Payment at maturity:
•  If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES prior to or on the stated
   maturity date, for each Callable STRIDES you own at
   maturity, in addition to accrued and unpaid interest, we will deliver to you a number of shares of General Electric
   Company common stock equal to the then current share
   multiplier.

•  At maturity, if the price of General Electric Company common stock has decreased, the value of the General Electric Company common stock that you will receive will be less than the $25 principal amount of your Callable STRIDES.

Payment if called by Merrill Lynch & Co., Inc.:
•  If we call the Callable STRIDES on or after January     ,
   2004, we will pay you a cash amount that, together with all other payments made on the Callable STRIDES from the
   original issue date to and including the call date, will
   provide a yield to call expected to be between 11% and
   15% per year on the principal amount of the Callable
   STRIDES from the original issue date until the call date.
   The actual yield to call will be determined on the date the
   Callable STRIDES are priced for initial sale to the public and will appear in the final prospectus supplement.

Investing in the Callable STRIDES involves risks that are described in the “ Risk Factors” section beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$	$

(1) Plus accrued interest from January , 2003, if settlement occurs after that date

The public offering price and the underwriting discount for any single transaction to purchase 100,000 units or more will be $             per unit and $             per unit, respectively.

Merrill Lynch & Co.

The date of this prospectus supplement is December     , 2002.

“Stock Return Income Debt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Prospectus Supplement

Page
SUMMARY INFORMATION—Q&A	S-4
What are the Callable STRIDES?	S-4
When will I receive interest?	S-4
What will I receive on the stated maturity date of the Callable STRIDES?	S-4
How does the call feature work?	S-5
What is GE?	S-5
What is GE’s role in the Callable STRIDES?	S-6
How has GE common stock performed historically?	S-6
When will I receive cash instead of shares of GE common stock?	S-6
What about taxes?	S-6
Will the Callable STRIDES be listed on a stock exchange?	S-6
What is the role of MLPF&S?	S-7
What is ML&Co.?	S-7
Are there any risks associated with an investment in the Callable STRIDES?	S-7
RISK FACTORS	S-8
Your investment may result in a loss	S-8
The Callable STRIDES are subject to being called at our option	S-8
Your yield may be lower than the yield on other standard debt securities of comparable maturity	S-8
Your return may be limited and will not be identical to the return of owning GE common stock	S-8
There may be an uncertain trading market for the Callable STRIDES	S-9
Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor	S-9
Amounts payable on the Callable STRIDES may be limited by state law	S-10
GE has no obligations relating to the Callable STRIDES	S-10
Callable STRIDES holders are not entitled to stockholder’s rights	S-11
Purchases and sales of GE common stock by us and our affiliates may affect your return	S-11
Potential conflicts of interest could arise	S-11
Tax consequences are uncertain	S-11
DESCRIPTION OF THE CALLABLE STRIDES	S-12
Interest	S-12
Payment at maturity	S-12
Fractional Shares	S-13
Call at the option of ML&Co.	S-13
Hypothetical Call Prices	S-14
Hypothetical returns at maturity	S-15
Redemption Event	S-17
Events of Default and Acceleration	S-17
Share Multiplier Adjustments	S-17
Reorganization Events	S-21
Alternative Dilution and Reorganization Adjustments	S-23
Depositary	S-23
Same-Day Settlement and Payment	S-25
GE COMMON STOCK	S-26
GE	S-26
Historical data	S-26
UNITED STATES FEDERAL INCOME TAXATION	S-27
General	S-28
Tax Treatment of a Callable STRIDES	S-29
Sale, Exchange or Redemption of the Callable STRIDES	S-29
Premium	S-29
Possible Alternative Tax Treatments of an Investment in a Callable STRIDES	S-30

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Callable STock Return Income DEbt SecuritiesSM due January     , 2005 (the “Callable STRIDESSM”) payable at maturity with General Electric Company (“GE”) common stock. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Callable STRIDES, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Callable STRIDES. You should carefully review the “Risk Factors” section, which highlights certain risks, to determine whether an investment in the Callable STRIDES is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable STRIDES?

The Callable STRIDES will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt. The Callable STRIDES will mature on January    , 2005, if not called by us, or redeemed, on or prior to that date. We have designed the Callable STRIDES for investors who want to receive interest payments on their investment and who also want to participate in the change in the price of GE common stock over the term of the Callable STRIDES, subject to ML&Co.’s right to call the Callable STRIDES.

A unit will represent a single Callable STRIDES with a principal amount of $25. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled “Description of the Callable STRIDES—Depositary” in this prospectus supplement.

When will I receive interest?

Interest on the Callable STRIDES will accrue at the rate of 7% per year on the $25 principal amount of each unit from January     , 2003 to but excluding the maturity date, redemption date or the date we call the Callable STRIDES. You will receive quarterly interest payments on April     , July     , October      and January     of each year, beginning April     , 2003. If any interest payment date is not a Business Day, you will receive payment on the following Business Day.

What will I receive on the stated maturity date of the Callable STRIDES?

If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES on or prior to the stated maturity date, for each unit of the Callable STRIDES that you own at maturity, in addition to accrued and unpaid interest, we will deliver to you a number of shares of GE common stock equal to the then current share multiplier. The “Share Multiplier” will be set on the date the Callable STRIDES are priced for initial sale to the public (the “Pricing Date”) so that the product of the Share Multiplier and the closing market price of GE common stock equals $25, the principal amount of one unit of the Callable STRIDES. We will disclose the Share Multiplier to you in the final prospectus supplement delivered in connection with sales of the Callable STRIDES. For a detailed explanation of the closing market price, please see the section entitled “Description of the Callable STRIDES—Share Multiplier Adjustments”. The Share Multiplier will then be subject to adjustment to account for certain corporate events relating to GE as described in this prospectus supplement. If December 17, 2002 were the Pricing Date for the Callable STRIDES, based upon the closing market price of one share of GE common stock of $26.00, the Share Multiplier would equal 0.96153846. We will not distribute fractional shares of GE common stock. Instead, the number of shares of GE common stock to be delivered at maturity will be aggregated and the value of the fractional share will be paid in cash. Please see the section entitled “Description of the Callable STRIDES—Fractional Shares”.

For more specific information regarding the corporate events referred to above, please see the section entitled “Description of the Callable STRIDES—Share Multiplier Adjustment” and “—Reorganization Events” in this prospectus supplement.

You should understand that the opportunity to participate in possible increases in the price of  GE common stock through an investment in the Callable STRIDES is limited because if we call the Callable STRIDES the total yield on your investment will never exceed an amount expected to be between 11% and 15% per year. However, in the event that the price of GE common stock declines over the term of the Callable STRIDES, you will realize the entire decline in the value of the Callable STRIDES and may lose a part or all of your initial investment. For more information about risks associated with the Callable STRIDES, please see the section entitled “Risk Factors” in this prospectus supplement.

How does the call feature work?

We may call the Callable STRIDES on any scheduled Business Day beginning on January    , 2004, through and including the maturity date (the day on which the call occurs, if any, being the “Call Date”) by giving notice to the trustee of the Callable STRIDES at least ten Business Days prior to the Call Date as described in this prospectus supplement and specifying the Call Date, Call Price and amount of accrued and unpaid interest payable on the Call Date. The Call Price will be determined based upon the applicable Call Date. The Call Price will equal $                if we call the Callable STRIDES on January    , 2004, the first date the Callable STRIDES may be called, and $              if we call the Callable STRIDES on January    , 2005, the last date the Callable STRIDES may be called. For a list of hypothetical month-end, midmonth, first and last Call Prices from December 22, 2003 through the hypothetical maturity date, please see the section entitled “Description of the Callable STRIDES—hypothetical Call Prices” in this prospectus supplement; and for an example of the Call Price calculation, please see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed to DTC, or its nominee, while the Callable STRIDES are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as described in the section entitled “Description of the Callable STRIDES—Depositary” in this prospectus supplement. The Call Price does not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date (the “Final Amount”).

The “Call Price” on any Call Date is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call expected to be between 11% and 15% and added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The actual yield to call will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES. The yield to call represents the interest rate per year used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price. The present values of the interest payments made on the Callable STRIDES will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a Business Day.

What is GE?

GE has disclosed that it is an industrial corporation that engages in developing, manufacturing and marketing a variety of products for the generation, transmission, distribution, control and utilization of electricity. You should independently investigate GE and decide whether an investment in the Callable STRIDES linked to GE common stock is appropriate for you.

Because GE common stock is registered under the Securities and Exchange Act of 1934, GE is required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC by GE can be located by reference to SEC file number 1-35 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s web site. In addition, information regarding GE may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled “GE Common Stock—GE” and “Where You Can Find More Information” in this prospectus supplement.

What is GE’s role in the Callable STRIDES?

GE has no obligations relating to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. GE will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES. ML&Co. is not affiliated with GE.

How has GE common stock performed historically?

You can find a table with the high and low closing prices per share of GE common stock during each quarter from 1998 to the present in the section entitled “GE Common Stock—Historical Data” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of GE common stock in various economic environments; however, past performance of GE common stock is not indicative of how it will perform in the future.

When will I receive cash instead of shares of GE common stock?

If we call the Callable STRIDES, you will receive the Call Price in cash. Please see the section entitled “Description of the Callable STRIDES—Call at the option of ML&Co.” in this prospectus supplement.

Also, we will not distribute fractional shares of GE. In the event that the number of shares of GE common stock to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due on the maturity date, and in lieu of delivering a fractional share of GE common stock, we will pay the cash value of the fractional share as more fully described in the section entitled “Description of the Callable STRIDES—Fractional Shares” in this prospectus supplement.

What about taxes?

The U.S. Federal income tax consequences of an investment in the Callable STRIDES are complex and uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire GE common stock. Under this characterization of the Callable STRIDES, for U.S. Federal income tax purposes, you will generally include payments of interest on the Callable STRIDES in income in accordance with your regular method of tax accounting. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

Will the Callable STRIDES be listed on a stock exchange?

We have applied to have the Callable STRIDES quoted on the Nasdaq National Market under the trading symbol “CSGE”. You should be aware that quotation of the Callable STRIDES on the Nasdaq National Market will not necessarily ensure that a liquid trading market will be available for the Callable STRIDES. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Callable STRIDES” in this prospectus supplement.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Callable STRIDES. After the initial offering, MLPF&S intends to buy and sell Callable STRIDES to create a secondary market for holders of the Callable STRIDES, and may stabilize or maintain the closing market price of the Callable STRIDES during the initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

MLPF&S also will be our agent for purposes of calculating, among other things, the Call Price and the number of shares of GE common stock deliverable to you at maturity. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’s status as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., please see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

Are there any risks associated with an investment in the Callable STRIDES?

Yes, an investment in the Callable STRIDES is subject to certain risks. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

RISK FACTORS

Your investment in the Callable STRIDES will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the Callable STRIDES is suitable for you.

Your investment may result in a loss

The Callable STRIDES do not provide for a minimum repayment of the principal amount at maturity. If the Callable STRIDES have not been redeemed and we do not elect to exercise our call option on or prior to the stated maturity date for each Callable STRIDES you own at stated maturity, you will receive a number of shares of GE common stock equal to the then current Share Multiplier. Because the price of GE common stock is subject to market fluctuations, the value of the GE common stock that we will deliver to you at maturity may be more or less than the principal amount of your Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchase your Callable STRIDES in the initial distribution, and if, at maturity, the value of GE common stock has declined from its closing market price on the Pricing Date as adjusted by the application of the Share Multiplier, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

In addition, if on any date the closing price of GE common stock declines to less than $1.00, the Callable STRIDES will be redeemed early and you will receive for each Callable STRIDES then owned by you (1) shares of GE common stock equal to the Share Multiplier, (2) accrued and unpaid interest to but excluding the Redemption Date, as defined in this prospectus supplement, and (3) a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for such early redemption.

The Callable STRIDES are subject to being called at our option

We may call all of the Callable STRIDES on any scheduled Business Day beginning January    , 2004 to and including the maturity date. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive shares of GE common stock at maturity. You should not expect to obtain a total annualized yield of more than an amount expected to be between 11% and 15% on the original issue price.

Your yield may be lower than the yield on other standard debt securities of comparable maturity

The yield that you will receive on your Callable STRIDES, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Callable STRIDES do not guarantee the return of a principal amount at maturity.

Your return may be limited and will not be identical to the return of owning GE common stock

You should understand that the opportunity to participate in the possible increases in the price of GE common stock through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield expected to be between 11% and 15% on the original issue price. However, if we choose not to exercise our call option and the value of GE common stock declines over the term of the Callable STRIDES, you will realize a decline in value of the Callable STRIDES and will lose a part or all of your initial investment.

In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned GE common stock and received the dividends, if any, paid on GE common stock. You will not be entitled to receive dividends, if any, paid on the GE common stock unless and until you actually hold GE common stock on the applicable record date for the payment of a dividend.

There may be an uncertain trading market for the Callable STRIDES

We have applied to have the Callable STRIDES quoted on the Nasdaq National Market under the trading symbol “CSGE”. You should be aware that quotation of the Callable STRIDES on the Nasdaq National Market does not ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors such as the appreciation, if any, in the price of GE common stock. In addition, it is unlikely that the secondary market price of the Callable STRIDES will correlate exactly with the price of GE common stock.

If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers if you decide to sell your Callable STRIDES rather than hold your investment until the maturity date. This may affect the price you receive.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor, and that the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of GE common stock. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

The price of GE common stock is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of GE common stock. However, you generally should not expect the increase or decrease in the market value of your Callable STRIDES to be identical to the increase or decrease in the market value of GE common stock. For example, if you choose to sell your Callable STRIDES when the price of GE common stock, as adjusted, exceeds the principal amount, you may receive substantially less than the current market value of GE common stock because of the expectation that the price of GE common stock will continue to fluctuate until the maturity date and the fact that the Callable STRIDES are callable at the option of ML&Co.

Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. In general, if U.S. interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

Changes in the volatility of GE common stock are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of GE common stock increases, we expect the trading value of the Callable STRIDES will decrease; and, if the volatility of GE common stock decreases, we expect that the trading value of the Callable STRIDES will increase.

As the time remaining to maturity of the Callable STRIDES decreases, the “time premium or discount” associated with the Callable STRIDES will decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above or below that which would be expected based on the level of interest rates and the price of GE common stock. This difference will reflect a “time premium or discount” due to expectations concerning the price of GE common stock during the period before the stated maturity of the Callable STRIDES. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Callable STRIDES will diminish, increasing or decreasing the trading value of the Callable STRIDES.

Changes in dividend yields of GE common stock are expected to affect the trading value of the Callable STRIDES. In general, if the dividend yield on GE common stock were to increase, we expect that the value of the Callable STRIDES would decrease. In general, if the dividend yield on GE common stock were to decrease, we expect the value of the Callable STRIDES would increase.

Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change in the price of GE common stock at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in most of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. However, we expect that the effect on the trading value of the Callable STRIDES of a given change in the price of GE common stock will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

Amounts payable on the Callable STRIDES may be limited by state law

New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

GE has no obligations relating to the Callable STRIDES

We are not affiliated with GE, and GE has no obligations relating to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. GE will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to GE in connection with the offering of the Callable STRIDES; and they make no representation as to the completeness or accuracy of publicly available information regarding GE or as to the future performance of GE common stock. Any prospective purchaser of the Callable STRIDES should undertake such independent investigation of GE as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Callable STRIDES holders are not entitled to stockholder’s rights

Beneficial owners of the Callable STRIDES will not be entitled to any rights in GE common stock including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by GE or any third party.

Purchases and sales of GE common stock by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell GE common stock or futures or option contracts on GE common stock for our own accounts for business reasons. We expect to enter into such transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of GE common stock and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of GE common stock. Temporary increases in the market price of GE common stock may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of GE common stock may decline subsequent to the Pricing Date reducing the market value of the Callable STRIDES.

Potential conflicts of interest could arise

The calculation agent for the Callable STRIDES is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S’ role as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interests. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the Callable STRIDES. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE CALLABLE STRIDES

ML&Co. will issue the Callable STRIDES as a series of senior debt securities under the 1983 Indenture which is more fully described in the accompanying prospectus. The stated maturity date of the Callable STRIDES will be January     , 2005.

The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us at our option or by any beneficial owner at its option before stated maturity except as described under the sections entitled “—Redemption Event” and “—Reorganization Event”. If an Event of Default occurs with respect to the Callable STRIDES, beneficial owners of the Callable STRIDES may accelerate the maturity of the Callable STRIDES, as described under the sections entitled “Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities Events of Default” in the accompanying prospectus of ML&Co.

ML&Co. will issue the Callable STRIDES in denominations of whole units with a principal amount of $25.00 per unit. The Share Multiplier for the Callable STRIDES will be set on the Pricing Date so that the closing market price of GE common stock and the Share Multiplier equals $25.00, the principal amount of one unit of the Callable STRIDES. The Share Multiplier will then be subject to adjustment for certain corporate events relating to GE as described in this prospectus supplement.

The Callable STRIDES will not have the benefit of any sinking fund.

Interest

The Callable STRIDES will bear interest at a rate of 7% per year on the $25 principal amount of each unit from January     , 2003 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date, the Call Date or Redemption Date, as applicable. We will pay interest on the Callable STRIDES in cash quarterly in arrears on April     , July    , October     and January      of each year and on the maturity date, Redemption Date or Call Date, beginning April     , 2003. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the immediately preceding March    , June    , September      and December     , respectively, whether or not a Business Day. Notwithstanding the foregoing, upon redemption or if called by ML&Co., the final payment of interest will be paid to the person to whom ML&Co. delivers GE common stock or the Call Price, as the case may be, subject to the conditions described under “Redemption Event” in this prospectus supplement. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

Payment at maturity

If the Callable STRIDES are not redeemed or we do not call the Callable STRIDES on or prior to the maturity date, then at maturity, for each unit of Callable STRIDES you own, you will receive a cash payment of accrued and unpaid interest and a number of shares of GE common stock equal to the Share Multiplier. The “Share Multiplier” will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES. The Share Multiplier will be subject to adjustment for certain events described under “—Share Multiplier Adjustments” and “—Alternative Dilution and Reorganization Adjustments” in this prospectus supplement.

If the maturity date is not a Business Day, we will deliver the GE common stock and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue.

“Trading Day” means a day on which the New York Stock Exchange, the AMEX and The Nasdaq Stock Market are open for trading as determined by the calculation agent.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Callable STRIDES.

Fractional Shares

We will not distribute fractional shares of GE common stock. If the number of shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional share of GE common stock, we will pay to the registered holder the cash value of the fractional share based on the closing market price. While the Callable STRIDES are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Callable STRIDES to ascertain a participant’s specific policy.

Call at the option of ML&Co.

ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on January     , 2004, to and including the maturity date (the date on which the call, if any, occurs being the “Call Date”) by giving notice to the trustee on any Business Day at least ten Business Days prior to the Call Date. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. The depositary, as the registered holder, will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described below under “—Depositary”.

The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call expected to be between 11% and 15% and added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The actual yield to call will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES. The present value of each interest payment on the Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any delay will not be taken into account when calculating the applicable Call Price. The Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the “Final Amount”). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price.

Hypothetical Call Prices

The following table sets forth the hypothetical month-end, midmonth, first and last Call Prices from December 22, 2003 through December 20, 2004, the hypothetical stated maturity date. For an example of the Call Price calculation, see Annex A to this prospectus supplement. The actual first and last Call Prices will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

This table assumes:
• hypothetical original issue date:	December 18, 2002

• hypothetical Share Multiplier:	0.96153846 (based upon the closing market price of GE common stock of $26.00 on the hypothetical Pricing Date of December 17, 2002)

• hypothetical interest rate:	7% per year

• hypothetical interest payment date:	On the 20th day of each March, June, September and December beginning on March 20, 2003 (computed on the basis of a 360-day year of twelve 30-day months compounded annually)

• hypothetical yield to call:	13%, the midpoint of the expected range between 11% and 15% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical maturity date:	December 20, 2004

Hypothetical Call Date	Hypothetical Call Price per Callable STRIDES	Interest Payable on Call Date per Callable STRIDES	Final Amount per Callable STRIDES
December 22, 2003 (hypothetical first Call Date)	$26.4336	$0.0097	$26.4433
December 31, 2003	$26.4708	$0.0535	$26.5243
January 15, 2004	$26.5291	$0.1215	$26.6506
January 30, 2004	$26.5922	$0.1944	$26.7867
February 17, 2004	$26.6646	$0.2771	$26.9417
February 27, 2004	$26.7077	$0.3257	$27.0334
March 15, 2004	$26.7859	$0.4132	$27.1991
March 31, 2004	$26.8546	$0.0535	$26.9081
April 15, 2004	$26.9147	$0.1215	$27.0363
April 30, 2004	$26.9798	$0.1944	$27.1743
May 17, 2004	$27.0545	$0.2771	$27.3316
May 28, 2004	$27.1033	$0.3306	$27.4338
June 15, 2004	$27.1794	$0.4132	$27.5926
June 30, 2004	$27.2459	$0.0486	$27.2945
July 15, 2004	$27.3123	$0.1215	$27.4339
July 30, 2004	$27.3795	$0.1944	$27.5739
August 16, 2004	$27.4519	$0.2722	$27.7241
August 31, 2004	$27.5205	$0.3451	$27.8656
September 15, 2004	$27.5852	$0.4132	$27.9984
September 30, 2004	$27.6537	$0.0486	$27.7024
October 15, 2004	$27.7223	$0.1215	$27.8438
October 29, 2004	$27.7869	$0.1896	$27.9764
November 15, 2004	$27.8615	$0.2674	$28.1288
November 30, 2004	$27.9322	$0.3403	$28.2724
December 15, 2004	$28.0036	$0.4132	$28.4168
December 20, 2004 (hypothetical stated maturity date)	$28.0276	$0.4375	$28.4651

Hypothetical returns at maturity

The following table illustrates, for a range of hypothetical closing market prices of GE common stock at maturity:

•	the product of the hypothetical closing market price of GE common stock at maturity and the Share Multiplier,

•	the percentage change from the original issue price to the product of the hypothetical closing market price at maturity and the Share Multiplier,

•	the Final Amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date,

•	the total annualized yield on the Callable STRIDES at maturity, and

•	the total annualized yield from direct ownership of GE common stock.

This table assumes:
• hypothetical original issue date:	December 18, 2002

• hypothetical Share Multiplier:	0.96153846 (based upon the closing market price of GE common stock of $26.00 on the hypothetical Pricing Date of December 17, 2002)

• hypothetical interest rate:	7% per year

• hypothetical interest payment date:	On the 20th day of each March, June, September and December beginning on March 20, 2003 (computed on the basis of a 360-day year of twelve 30-day months compounded annually)

• hypothetical yield to call:	13%, the midpoint of the expected range between 11% and 15% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical maturity date:	December 20, 2004

This table also assumes that the Callable STRIDES have not been called or redeemed prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than or equal to 13% at maturity.

Hypothetical closing market price at maturity		The product of the hypothetical closing market price at maturity and the Share Multiplier		Percentage change from the original issue price to the product of the hypothetical closing market price at maturity and the Share Multiplier	Final Amount payable on the Callable STRIDES(1)	Total annualized yield on the Callable STRIDES at maturity(2)	Total annualized yield from direct ownership of GE common stock(3)
$ 5.20		$ 5.00		–80%	$ 5.4375	–46.38%	–51.51%
$ 7.80		$ 7.50		–70%	$ 7.9375	–36.91%	–41.72%
$10.40		$10.00		–60%	$10.4375	–28.78%	–33.40%
$13.00		$12.50		–50%	$12.9375	–21.55%	–26.05%
$15.60		$15.00		–40%	$15.4375	–14.97%	–19.38%
$18.20		$17.50		–30%	$17.9375	–8.90%	–13.24%
$20.80		$20.00		–20%	$20.4375	–3.22%	–7.52%
$23.40		$22.50		–10%	$22.9375	2.12%	–2.15%
$26.00	(4)	$25.00	(5)	0%	$25.4375	7.19%	2.94%
$28.60		$27.50		10%	$27.9375	12.01%	7.79%
$31.20		$30.00		20%	$28.4651	13.00%	12.42%
$33.80		$32.50		30%	$28.4651	13.00%	16.86%
$36.40		$35.00		40%	$28.4651	13.00%	21.13%
$39.00		$37.50		50%	$28.4651	13.00%	25.26%
$41.60		$40.00		60%	$28.4651	13.00%	29.25%
$44.20		$42.50		70%	$28.4651	13.00%	33.12%
$46.80		$45.00		80%	$28.4651	13.00%	36.87%

(1)	The Final Amounts specified in this column include payment of accrued and unpaid interest payable on the hypothetical maturity date.
(2)
The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the original issue price. This annualized yield assumes:

(a)
coupon payments are (i) made quarterly on the 20th of March, June, September and December of each year beginning March 20, 2003, and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column,

(b)	an investment term from December 18, 2002 to December 20, 2004, and
(c)	computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(3)	This annualized yield assumes:
(a)
a percentage change in the value of the Callable STRIDES that equals the percentage change in the product of the Share Multiplier and the closing market price of a share of GE common stock on the hypothetical Pricing Date to the relevant hypothetical closing market price at maturity multiplied by the Share Multiplier,

(b)
a dividend payment of $0.18269 per quarter per share (which represents the current dividend payable on one share of GE common stock of $0.19 multiplied by the hypothetical Share Multiplier) paid on the 20th of March, June, September and December of each year beginning March 20, 2003 (these hypothetical dividend payment dates are for purposes of this table only and are not dates on which GE has traditionally distributed dividends to its shareholders),

(c)	no transaction fees or expenses, and
(d)	an investment term from December 18, 2002 to December 20, 2004.
(4)	This was the closing market price of GE common stock on December 17, 2002, the hypothetical Pricing Date.
(5)
This will be the principal amount of one unit of the Callable STRIDES. For purposes of this table, this value represents the product of the closing market price of GE common stock on the hypothetical Pricing Date, $26.00, and the hypothetical Share Multiplier of 0.96153846.

Redemption Event

If on any date the closing market price of GE common stock is less than $1.00, the Callable STRIDES will be redeemed on the third Business Day following such date (the “Redemption Date”). If a redemption is triggered as described above, then on the Redemption Date for each unit of Callable STRIDES, ML&Co. will deliver, in addition to such number of shares of GE common stock equal to the then current Share Multiplier plus accrued and unpaid interest to the Redemption Date (the “accrued interest amount”), a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption of the Callable STRIDES (the “present value amount”). The number of shares of GE common stock deliverable, plus the accrued interest amount and present value amount payable, in connection with one Callable STRIDES are together referred to as the “Redemption Price” of such Callable STRIDES. The present value amount will be calculated at the sole discretion of the calculation agent, whose determination shall be conclusive for all purposes and binding on ML&Co. and the Holders and beneficial owners of the Callable STRIDES.

The Redemption Price will be delivered and paid to the holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a record date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled interest payment date, the portion of the Redemption Price equal to the accrued interest amount will be paid to the person who was the holder of the Callable STRIDES as of such record date.

Events of Default and Acceleration

In case an Event of Default with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a beneficial owner of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES will be equal to the consideration due at maturity, calculated as though the date of acceleration were the maturity date. The value of such consideration shall not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date (whether or not such date is before or after January     , 2004). If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Callable STRIDES.

In case of default in payment of the Callable STRIDES, whether at any interest payment date, the stated maturity date, the Call Date, the Redemption Date, the date of early redemption due to a Reorganization Event or upon acceleration, from and after that date the Callable STRIDES will bear interest, payable upon demand of their beneficial owners, at the rate of         % per year, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for.

Share Multiplier Adjustments

The Share Multiplier used to determine the number of shares of GE common stock to be delivered at maturity is subject to adjustment by the calculation agent as described in this section. However, if we elect to call the Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive GE common stock.

No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the nearest one-thousandth with five ten-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date or early redemption date, as applicable.

No adjustments to the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to GE common stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the closing market price of GE common stock, including, without limitation, a partial tender or exchange offer for GE common stock.

MLPF&S, as calculation agent, will be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by GE for cash or in connection with the occurrence of a partial tender or exchange offer for GE common stock by GE.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

Stock splits and reverse stock splits

If GE common stock is subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to GE common stock will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of one share of GE common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If GE common stock is subject to a (i) stock dividend, i.e., issuance of additional shares of GE common stock, that is given ratably to all holders of shares of GE common stock or (ii) distribution of shares of GE common stock as a result of the triggering of any provision of the corporate charter of GE, then, once the dividend has become effective and the shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the number of shares of GE common stock issued with respect to one share of GE common stock and

•	the prior Share Multiplier.

Extraordinary Dividends

There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to GE common stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to GE common stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on GE common stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of GE common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to GE common stock, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

•	the prior Share Multiplier and

•
a fraction, the numerator of which is the closing market price per share of GE common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for GE common stock will equal:

•
in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such shares of GE common stock, or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on GE common stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on GE common stock described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

“Closing market price” means:

If GE common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is listed on a national securities exchange in the United States, is a Nasdaq National Market System (“Nasdaq NMS”) security or is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the closing market price for any date of determination on any Trading Day means for one share of GE common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES):

•
the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

•
if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on The Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If GE common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board, then the closing market price for any date of determination on any Trading Day means for one share of GE common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

If GE common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Market Disruption Event” means:

(1)
a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of GE common stock on the primary market for GE common stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to GE common stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(2)
a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Callable STRIDES.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

(2)	a decision to permanently discontinue trading in the relevant options contracts related to GE common stock will not constitute a Market Disruption Event,

(3)
limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in GE common stock,

(4)	a suspension of trading in an options contract on GE common stock by the primary securities market trading in the options contracts related to GE common stock, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market,

•	an imbalance of orders relating to options contracts on GE common stock, or

•	a disparity in bid and ask quotes relating to options contracts on GE common stock will constitute a suspension or material limitation of trading in options contracts related to GE common stock, and

(5)
a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to GE common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property includes securities other than GE common stock, then the above definition shall be revised to include each such security in the same manner as GE common stock is considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If GE issues transferable rights or warrants to all holders of GE common stock to subscribe for or purchase GE common stock, including new or existing rights to purchase GE common stock pursuant to a shareholder’s rights plan or arrangement, then the Share Multiplier will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier, and

•	the number of shares of GE common stock that can be purchased with the cash value of such warrants or rights distributed on a single share of GE common stock.

The number of shares that can be purchased will be based on the closing market price (as defined above) of GE common stock on the date the new Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date of the Callable STRIDES,

(a)	there occurs any reclassification or change of GE common stock, including, without limitation, as a result of the issuance of tracking stock by GE,

(b)	GE, or any surviving entity or subsequent surviving entity of GE (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of GE or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	GE is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	GE issues to all of its shareholders equity securities of an issuer other than GE, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of GE (an event in clauses (a) through (f) a “Reorganization Event”),

then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of GE common stock in or as a result of the Reorganization Event, and where GE common stock continues to be held by the holders receiving such distribution, the GE common stock . The Exchange Property will either:

A.
be delivered at maturity to the holders of the Callable STRIDES in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of shares of GE common stock equal to the Share Multiplier at the time of the Reorganization Event, or

B.	at the option of the calculation agent, the Exchange Property will be liquidated and the cash proceeds will be paid to the holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

•
consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then, unless we exercise our right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of GE common stock consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of GE common stock, or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, and holders of the Callable STRIDES will receive, in lieu of any GE common stock and in full satisfaction of our obligations under the Callable STRIDES, the lesser of:

(i)
the product of (a) the amount of cash received with respect to one share of GE common stock and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one share of GE common stock and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date, and

(ii)
the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to January     , 2004) plus accrued and unpaid interest to the early redemption date, in each case, no interest will accrue on the Callable STRIDES following the early redemption date. If the calculation agent exercises the option to liquidate the Exchange Property, ML&Co. will give notice to the Trustee under the 1983 Indenture as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth Business Day following the last date on which the Exchange Property is sold;

•
consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders of Callable STRIDES will receive at maturity a pro rata share of each such type of Exchange Property; and

•	includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders will not receive any interest accrued on such cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this prospectus supplement.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

If we elect to call the Callable STRIDES you will receive only the Final Amount, and you will not be entitled to receive GE common stock, any Exchange Property or any other consideration at maturity.

MLPF&S, as calculation agent, shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES described above under “Share Multiplier Adjustments” and “Reorganization Events”, but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on GE common stock or any successor common stock. ML&Co. will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to GE common stock and will detail in such notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES.

Depositary

Description of the Global Securities

Upon issuance, all Callable STRIDES will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a “depositary”), as depositary, registered in the name of Cede & Co., DTC’s partnership nominee. Unless and until it is exchanged in whole or in part for Callable STRIDES in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Callable STRIDES represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Callable STRIDES represented by a global security will not be entitled to have the Callable STRIDES represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Callable STRIDES in definitive form and will not be considered the owners or holders of the Callable STRIDES including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC Procedures

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Callable STRIDES. The Callable STRIDES will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One or more fully registered global securities will be issued for the Callable STRIDES in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the Callable STRIDES under DTC’s system must be made by or through direct participants, which will receive a credit for the Callable STRIDES on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Callable STRIDES are to be made by entries on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all Callable STRIDES deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Callable STRIDES with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Callable STRIDES; DTC’s records reflect only the identity of the direct participants to whose accounts the Callable STRIDES are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Callable STRIDES. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Callable STRIDES are credited on the record date.

Principal, premium, if any, and/or interest, if any, payments made in cash on the Callable STRIDES will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

Exchange for Certificated Securities

If:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

•	ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

•	an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Callable STRIDES,

the global securities will be exchangeable for Callable STRIDES in definitive form of like tenor and of an equal aggregate principal amount, in denominations of the principal amount per unit and integral multiples of the principal amount per unit. The definitive Callable STRIDES will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

DTC may discontinue providing its services as securities depositary with respect to the Callable STRIDES at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Callable STRIDES certificates are required to be printed and delivered.

ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Callable STRIDES certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

Settlement for the Callable STRIDES will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Callable STRIDES are maintained in book-entry form.

GE COMMON STOCK

GE

The following information has been derived from publicly available documents published by GE. We make no representation or warranty as to the accuracy or completeness of the following information.

GE has disclosed that it is an industrial corporation that engages in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Because GE common stock is registered under the Securities and Exchange Act of 1934, GE is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by GE can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 1-35. See “Where You Can Find More Information”. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of GE common stock is not a recommendation to buy or sell GE common stock. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of GE common stock.

GE common stock trades on the NYSE under the symbol “GE”.

ML&Co. is not affiliated with GE. GE has no obligations with respect to the Callable STRIDES. This prospectus supplement relates only to the Callable STRIDES and does not relate to GE common stock or other securities of GE. All disclosures contained in this prospectus supplement regarding GE are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to GE in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding GE are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of GE common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning GE could affect the value of the GE common stock to be received at maturity of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of GE common stock.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with GE including extending loans to, or making equity investments in, GE or providing investment banking or advisory services to GE, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to GE and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to GE.

Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of GE as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Historical data

GE common stock is principally traded on the NYSE. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 1998 through 2002. On December 17, 2002, the closing price for GE common stock was $26.00 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. The historical closing prices of GE common stock should not be taken as an indication of future performance, and no assurance can be given that the price of GE common stock will not decrease. In addition, no assurance can be given that the price of GE common stock will increase above the original issue price so that the value of GE common stock that the beneficial owners of the Callable STRIDES may receive at maturity, if not previously called by us, or redeemed, will exceed the principal amount of the Callable STRIDES.

	High	Low
1998
First Quarter	$28.729	$24.146
Second Quarter	$30.333	$27.042
Third Quarter	$32.229	$25.208
Fourth Quarter	$34.354	$23.854
1999
First Quarter	$37.813	$31.979
Second Quarter	$39.042	$33.521
Third Quarter	$40.667	$34.896
Fourth Quarter	$53.167	$38.542
2000
First Quarter	$54.729	$41.708
Second Quarter	$55.313	$48.208
Third Quarter	$60.000	$49.813
Fourth Quarter	$59.750	$47.438
2001
First Quarter	$48.063	$37.700
Second Quarter	$53.400	$39.600
Third Quarter	$50.200	$30.370
Fourth Quarter	$41.550	$36.340
2002
First Quarter	$41.550	$35.000
Second Quarter	$37.300	$28.900
Third Quarter	$32.890	$24.470
Fourth Quarter (through December 17, 2002)	$27.200	$22.000

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. Federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Callable STRIDES as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of U.S. Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Callable STRIDES that is for U.S. Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. Federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. Federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. Federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES (the “Interest Rate”) and (ii) a contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive at maturity a number of shares of GE common stock equal to the then current Share Multiplier, subject to adjustment as described in this prospectus supplement. In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $         of the initial issue price of the Callable STRIDES to the Debt Instrument and will assign $         of the initial issue price of the Callable STRIDES to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $         and as having received an initial payment (the “Initial Forward Contract Payment”) with respect to the Forward Contract in an amount equal to $        . The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder (including a redemption of the Callable STRIDES if we call the Callable STRIDES prior to maturity) or at maturity (which would reduce the U.S. Holder’s tax basis in any GE common stock received thereby at maturity). ML&Co.’s allocation of the issue price will be binding on a U.S. Holder of a Callable STRIDES, unless such U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The treatment of the Callable STRIDES described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. Federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. Federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. Federal income tax purposes.

Tax Treatment of a Callable STRIDES

Interest on the Debt Instrument.    As described above, the Debt Instrument is treated as bearing interest at a stated rate of 7% per annum (i.e., the Interest Rate). A U.S. Holder will include “qualified stated interest” equal to the stated interest on the Callable STRIDES in income in accordance with the U.S. Holder’s regular method of accounting for U.S. Federal income tax purposes (subject to the bond premium rules). Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $        .

Settlement of the Forward Contract.    Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the “Forward Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of GE common stock, and such U.S. Holder should not recognize any gain or loss with respect to the GE common stock received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional shares of GE common stock. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to such fractional shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder’s tax basis in the GE common stock so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional shares. Such U.S. Holder’s holding period for the GE common stock would begin on the day immediately following the maturity date.

Sale, Exchange or Redemption of the Callable STRIDES

Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder’s tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder’s holding period for the Callable STRIDES). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under “Tax Treatment of a Callable STRIDES—Interest on the Debt Instrument” above. If on any date the closing market price of GE common stock is less than $1.00 and, as a result, the Callable STRIDES are redeemed on the third Business Day following such date, for these purposes, the Debt Instrument should be treated as having been redeemed for an amount equal to the sum of the principal amount of the Debt Instrument and the present value amount. In addition, in such event, the amount realized should not include any GE common stock received by a U.S. Holder, which would be treated as a purchase of such GE common stock in settlement of the Forward Contract for an amount equal to the Forward Contract Payment Amount.

Premium

If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), such U.S. Holder will be considered to have purchased the Debt Instrument with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of such excess

for the taxable year. However, since the Callable STRIDES may be optionally called by ML&Co. on or after January     , 2004, special rules would apply which could possibly result in a deferral of the amortization of some bond premium until later in the term of the Debt Instrument. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

Due to the absence of authorities that directly address the proper characterization of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. Federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

ML&Co. will take the position that the Contingent Payment Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. Federal income tax purposes. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of GE common stock at maturity). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

Even if the Contingent Payment Regulations do not apply to the Callable STRIDES, other alternative U.S. Federal income tax characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Callable STRIDES. If Section 1260 of the Code were to apply to a Callable STRIDES in the future, however, the effect on a U.S. Holder of a Callable STRIDES would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Callable STRIDES (or upon the sale of any GE common stock received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Callable STRIDES.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to U.S. Federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and such individual does not have a “tax home” (as defined for U.S. Federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Callable STRIDES may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Callable STRIDES may also be subject to backup withholding at the applicable statutory rate of U.S. Federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. Federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Callable STRIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Callable STRIDES by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Callable STRIDES are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Callable STRIDES. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; or

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Callable STRIDES may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES will be deemed to have represented by its purchase and holding of the Callable STRIDES that it either (1) is not a plan or a plan asset entity and is not purchasing those Callable STRIDES on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Callable STRIDES that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Callable STRIDES on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Callable STRIDES will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations in connection with the Callable STRIDES.

WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC’s public reference rooms in Washington, D.C., and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the Callable STRIDES and other securities. For further information on ML&Co. and the Callable STRIDES, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

GE

GE files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by GE pursuant to the Securities Exchange Act of 1934 can be located at the SEC’s facilities or accessed through the SEC’s web site by reference to SEC file number 1-35. You may also inspect GE’s SEC reports and other information at The Nasdaq Stock Market. In addition, information regarding GE may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $         aggregate principal amount of Callable STRIDES. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Callable STRIDES if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Callable STRIDES directly to the public at the offering prices set forth on the cover page of this prospectus supplement and that it may offer a part of the Callable STRIDES to certain dealers at a price that represents a concession not in excess of     % of the original public offering price of the Callable STRIDES. The underwriter may allow, and any such dealers may reallow, a concession not in excess of     % of the original public offering price of the Callable STRIDES to certain other dealers. After the initial public offering, the public offering prices and concessions may be changed. The underwriter is offering the Callable STRIDES subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Callable STRIDES. Accordingly, offerings of the Callable STRIDES will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the Callable STRIDES. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Callable STRIDES.

If the underwriter creates a short position in the Callable STRIDES in connection with the offering, i.e., if it sells more units of the Callable STRIDES than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Callable STRIDES in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Callable STRIDES, has no overallotment option, it would be required to close out a short position in the Callable STRIDES by purchasing Callable STRIDES in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Callable STRIDES. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Callable STRIDES. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

ML&Co. has previously marketed and anticipates continuing to market series of securities under the servicemark “STRIDES”. The Callable STRIDES we are offering hereby contain certain terms and provisions which are different from the other previously marketed STRIDES, the terms and conditions of which also vary. Please see the section entitled “Description of the Callable STRIDES” in this prospectus supplement.

VALIDITY OF THE CALLABLE STRIDES

The validity of the Callable STRIDES will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 28, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 29, 2002 and March 30, 2001, June 28, 2002 and June 29, 2001 and September 27, 2002 and September 28, 2001, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 29, 2002, June 28, 2002 and September 27, 2002 and incorporated by reference herein, they did not audit and they do not express an opinion on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
accrued interest amount	S-17
Business Day	S-12
Call Date	S-5
Call Price	S-5
closing market price	S-19
Exchange Property	S-22
Extraordinary Dividend	S-19
Extraordinary Dividend Amount	S-19
Final Amount	S-5
Interest Rate	S-28
Market Disruption Event	S-20
Pricing Date	S-4
PTCEs	S-31
Redemption Date	S-17
Redemption Price	S-17
Reorganization Event	S-22
Share Multiplier	S-12

ANNEX A
Call Price Calculation Methodology
The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 13% (the midpoint of the expected range of 11% to 15%) and added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

As an example, the following steps describe the calculation of the Call Price for November 30, 2004:
•
First, the sum of the present values on the original issue date of all interest payments made (assuming a discount factor based on an annual yield to call of 13% per year, the midpoint of the expected range of 11% to 15%) on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:
(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;
(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);
(c)	discount factor(1) based upon an annual yield to call of 13%, the midpoint of the expected range of 11% to 15%;
(d)	present value at the original issue date of the interest payments; and
(e)	the sum of the present values of all interest payments discounted to the original issue date.

This table assumes:
• hypothetical original issue date:	December 18, 2004

• hypothetical Share Multiplier:	0.96153846 (based upon the closing market price of GE common stock of $26.00 on the hypothetical Pricing Date of December 17, 2002)

• hypothetical interest rate:	7% per year

• hypothetical interest payment date:	On the 20th day of each March, June, September and December beginning on March 20, 2003 (computed on the basis of a 360-day year of twelve 30-day months compounded annually)

• hypothetical yield to call:	13%, the midpoint of the expected range between 11% and 15% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical maturity date:	December 20, 2004

(1)	The discount factor is equal to	(1)	X, where X is the number of years from the original issue date
1.13

(computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES.

A-1

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
December 18, 2002	—	0.000000	1.000000	—
March 20, 2003	$0.447222	0.255556	0.969249	$0.433470
June 20, 2003	$0.437500	0.505556	0.940082	$0.411286
September 20, 2003	$0.437500	0.755556	0.911793	$0.398909
December 20, 2003	$0.437500	1.005556	0.884355	$0.386905
March 20, 2004	$0.437500	1.255556	0.857743	$0.375262
June 20, 2004	$0.437500	1.505556	0.831931	$0.363970
September 20, 2004	$0.437500	1.755556	0.806897	$0.353017
November 30, 2004	$0.340278	1.950000	0.787947	$0.268121

Sum of the present values of all interest payments:				$2.990940

•	Next, the sum of the present values of the interest payments is subtracted from the original issue price to produce the present value of the Call Price on the original issue date:
$25.00 – $2.990940 = $22.009060 (the present value of the Call Price)
•
Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the fourth decimal place, the quotient being the present value of the Call Price payable on the applicable Call Date:

$22.009060	= $27.9322 (the Call Price)
0.787947

(1)	The discount factor is equal to	(1)	X, where X is the number of years from the original issue date
1.13

(computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES.

(2)
The dates in this column reflect the original issue date, the scheduled interest payment dates and
November 30, 2004, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)
The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

A-2

1,000,000 Units

Merrill Lynch & Co., Inc.

7% Callable STock Return Income DEbt SecuritiesSM
due January     , 2005
“Callable STRIDESSM”
Payable at maturity with General Electric Company common stock
$25 principal amount per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

December     , 2002

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.